      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998
                                                       REGISTRATION NO. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               NEWSTAR MEDIA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           CALIFORNIA                            3652                           95-4015834
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)      Classification Code Number)           Identification No.)

                             8955 BEVERLY BOULEVARD
                          LOS ANGELES, CALIFORNIA 90048
                                 (310) 786-1600

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RONALD LIGHTSTONE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               NEWSTAR MEDIA INC.
                             8955 BEVERLY BOULEVARD
                          LOS ANGELES, CALIFORNIA 90048
                                 (310) 786-1600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AS
                        DETERMINED BY MARKET CONDITIONS.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                       PROPOSED          PROPOSED
                                                       MAXIMUM            MAXIMUM
 TITLE OF SHARES                 AMOUNT                AGGREGATE         AGGREGATE
   REGISTRATION                   TO BE                PRICE PER          OFFERING          AMOUNT OF
 TO BE REGISTERED              REGISTERED              SHARE(1)            PRICE               FEE
 ----------------              ----------              --------            -----               ---
Common Stock, par value

     $.01 per                450,000 shares (2)       $ 1.656             $ 748,312          $ 221

(1) Estimated solely for the purpose of determining the registration fee based on the average of the high and low prices of the Common Stock reported on the NASDAQ on July 22, 1998 in accordance with Rule 457(c) under the Securities Act of 1933.

(2) Consists of 250,000 shares of Common Stock, plus 200,000 shares of Common Stock issuable upon conversion of outstanding convertible Series E Preferred Stock, plus a presently undeterminable number of shares of Common Stock as may be issuable pursuant to the anti-dilution provisions thereof for which no registration fee is paid.

(3) The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 22, 1998

                                 450,000 SHARES

                               NEWSTAR MEDIA INC.

                                  COMMON STOCK

        This Prospectus relates to an aggregate of 450,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of NewStar Media Inc., a California corporation (the "Company"), of which (i) 250,00 Shares are currently issued and outstanding and (ii) 200,000 Shares are issuable by the Company upon conversion of Series E Preferred Stock previously issued by the Company, all of which may be offered for sale by the holders (collectively, the "Selling Shareholders"). See "Description of Securities".

        There is no assurance that any of the Preferred Stock will be converted into Common Stock. The Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders.

        The Common Stock is listed on the Nasdaq SmallCap Market under the trading symbol "NWST." On July 22, 1998, the closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market was $1.625 per share.

FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 4 HEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Selling Shareholders, acting as principal for their own account, directly or through agents, dealers, brokers or underwriters to be designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the number of Shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer, broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares.

                  The date of this Prospectus is July ___, 1998

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed by the Company with the Commission. The Company's Common Stock is listed on the Nasdaq SmallCap Market. Such material can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus is a part) and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information pertaining to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement (including documents incorporated by reference therein) and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

1. Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1997;

2. Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended March 31, 1998;

3.      Current Report of the Company on Form 8-K filed June 29, 1998; and

4. The description of Common Stock contained in the Company's Registration Statement on Form 8-A, filed on October 14, 1994.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of all documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the request of such person made to NewStar Media Inc., 8955 Beverly Boulevard, Los Angeles, California 90048, tel: (310) 786-1600, Attention: General Counsel.

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the notes thereto) incorporated by reference herein. Unless the context otherwise requires, all references in this Prospectus to the "Company" or "NewStar" refer to NewStar Media Inc. and its subsidiaries. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

        NewStar Media Inc. (formerly known as Dove Entertainment, Inc.) commenced business in 1985 as one of the pioneers of the audio book industry and has become one of the leading independent producers (i.e., unaffiliated with any single book publisher) of audio books in the United States. Through Dove Four Point, Inc. ("NewStar Television"), a wholly owned subsidiary of the Company, the Company is engaged in the production and development of television programming. Other activities of the Company include a limited printed book publishing program and the distribution of feature films and television.

        Through its audio division, the Company has produced and distributed an average of approximately 100 to 120 new audio titles annually since its inception and has built a library of over 1,000 audio titles. The Company's audio books generally consist of audio recordings of abridged and unabridged works from well-known authors such as Sidney Sheldon, Amy Tan, Jack Higgins and Dominick Dunne and read by the author or celebrity readers such as Linda Hamilton, Patrick Macnee and William Windom. In 1997 the Company received two Grammy nominations and in 1996 the Company received four Grammy nominations and was awarded the Grammy for best spoken-word comedy category for Al Franken's "Rush Limbaugh is a Big Fat Idiot and Other Observations." The Company's audio books range from best-selling fiction and nonfiction to movie tie-in audios, classics, humor and foreign language product. The Company generally produces its own masters for its audio book products, the majority of which are recorded at the Company's own recording studios located at its principal offices.

        At the end of 1995, the Company began a printed book publishing program and to date has published approximately 150 titles. The Company is currently developing up to 24 books for potential publication in 1998, including "The Complete Guide to Nutritional Supplements" by Brenda Adderly, M. H. .A., co-author of the New York Times #1 bestseller "The Arthritis Cure", "The Internal Frontier" by Morris R. Schechtman and "On Managing" by Mark McCormack. There is no assurance that the Company will publish any or all of such books in development or that any of such books that are developed will be successful.

        The Company is an independent developer and producer of long-form television programming, consisting of movies-for-television for the major domestic television networks. In April 1996, the Company significantly expanded its presence in television programming through the acquisition of Four Point Entertainment, Inc. (now NewStar Television). NewStar Television develops and produces both episodic series and long-form television programming, including pilots, series, telefilms, mini-series, talk shows, and game shows for the major network, cable and syndicated markets. In addition, NewStar Television owns and operates post-production and edit facilities for its own and third-party programming. Since its inception ten years ago, Four Point Entertainment, Inc. has produced over 26 television shows (accounting for 1,415 episodes of national television programming), including "American Gladiators" and "Amazing America." NewStar Television currently produces the syndicated series, "Make Me Laugh" (distributed by Buena Vista in association with The Walt Disney Company). NewStar Television recently delivered to ABC the made-for-television motion picture "Futuresport" starring Wesley Snipes, Dean Cain and Vanessa L. Williams.

        During the second quarter of 1995, the Company formed a wholly-owned subsidiary, Dove International, Inc., now known as NewStar Worldwide Inc. ("NewStar Worldwide"), to engage in domestic distribution of feature films. In July 1996, the Company embarked on a program to acquire independent films and videos for distribution in the United States and Canada on an all rights basis (including theatrical, home video and all forms of television and a video output arrangement), but following review in 1997, has discontinued the theatrical production and video distribution operations and has limited the film and television distribution operations to the existing film and television library and future television programs provided by NewStar Television.

        The Company was incorporated in California in 1985. Its principal executive offices are located at 8955 Beverly Boulevard, Los Angeles, California 90048. Its telephone number is (310) 786-1600.

                                  RISK FACTORS

        Prospective investors should consider carefully the following factors, as well as all of the other information set forth or incorporated by reference in this Prospectus, in evaluating an investment in the Shares.

NET OPERATING LOSSES; UNCERTAINTY AS TO FUTURE OPERATING RESULTS.

        The Company had a net loss of $6,673,000 and $16,570,000 for the fiscal years ended December 31, 1996 and 1997, respectively, and $1,763,000 for the three months ended March 31, 1998. Although the Company implemented a cost savings program in the second quarter of 1997, the Company's expenses have increased each fiscal year and can be expected to increase in connection with the expansion of the Company's publishing, television and film distribution activities. Accordingly, the Company's future profitability will depend upon obtaining at least corresponding increases in revenues from operations. There is no assurance that the Company will achieve revenue growth in the future or that the Company's future operations will be profitable. The Company has historically experienced significant negative cash flows from operations. If the Company is unable to realize anticipated revenues or if the Company incurs costs inconsistent with anticipated levels, the Company would either need to obtain additional financing (including possibly through the sale of debt or equity securities, by obtaining additional bank financing or through the sale of certain assets), limit its commitments to new projects or possibly curtail its current operations. In addition, any further expansion of the Company or acquisitions of particular properties or libraries, would require capital resources beyond those currently available to the Company, which acquisition of such resources would be dependent upon the ability of the Company to obtain additional sources of working capital. There is no assurance that any such additional sources of working capital will be available on acceptable terms.

CERTAIN RISKS RELATING TO NEWSTAR TELEVISION.

        The Company's liquidity has also been adversely affected by the need to fund certain operating expenses of NewStar Television. There is no assurance that any of NewStar Television's programming in development will lead to a production commitment or that any series programming ordered by a network or syndicator will not be canceled due to ratings, clearances or otherwise. In addition, there is a substantial risk that any of NewStar Television's projects will not be successful, resulting in costs not being recouped and anticipated profits not being realized.

GROWTH AND ACQUISITION RISKS.

        The Company intends to continue to actively pursue a strategy of growth both internally through expansion of its product line and externally by the acquisition of companies or assets. Such expansion may place substantial burdens on the Company's management resources and financial assets and controls and there is no assurance that such increasing burdens will not have an adverse effect on the Company's results of operations and financial condition or that the Company will successfully manage such growth. In addition to the risks inherent in the commercialization of new products, any such acquisitions, in particular, may involve a number of special risks, including adverse effects on the Company's operating results, diversion of management's attention, dependence on hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets. Furthermore, there is no assurance that the Company will be able to identify, acquire or profitably manage additional companies or successfully integrate additional companies into the Company without substantial costs, delays or other problems.

CERTAIN RISKS RELATING TO THE ENTERTAINMENT INDUSTRY.

        The publishing, television and film industries are highly speculative and historically have involved a substantial degree of risk. The markets for the Company's products are also subject to rapidly changing consumer preferences, resulting in short product life cycles and frequent introduction of new products, many of which are unsuccessful. The inability to maintain a sufficient level of demand for any particular television project, audio or published book or film may result in the expenditure of significant funds to develop such product without corresponding revenues and could adversely affect the Company's future operations. The Company's success will be largely dependent on its ability to anticipate and respond to factors affecting the industry, including the introduction of new market entrants, demographic trends, general economic conditions, particularly as they affect available discretionary income levels, and discount pricing and promotion strategies by competitors. There is no assurance that the Company will be able to anticipate and respond to changing consumer tastes and preferences and there is a substantial risk that any of the Company's projects will not be successful, resulting in costs not being recouped and anticipated profits not being realized.

DEPENDENCE ON A LIMITED NUMBER OF PROJECTS.

        The Company's business is dependent on its ability to acquire or develop rights to exploit new audio, book, television and film properties that will have broad market appeal. To date, the majority of the Company's revenues are attributable to a small percentage of the Company's projects and the loss of a major project in any period or the failure or less-than-expected performance of a major product in any period, unless replaced by new projects, could have an adverse effect on the Company's results of operation and financial condition.

POSSIBLE NEED FOR ADDITIONAL FINANCING; LIQUIDITY.

        The Company's operations in general, and its publishing, television and film operations in particular, are capital intensive. The Company anticipates, based on currently proposed plans and assumptions relating to its operations and anticipated outcomes of current litigation, that the projected cash flow from operations and available cash resources, including its existing financing arrangements, will be sufficient to satisfy its anticipated cash requirements for at least 12 months following the date of this Prospectus. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or the cash flow proves to be insufficient to fund operations (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company would be required to seek additional financing sooner than anticipated or curtail its activities.

        The Company has experienced from time to time significant negative cash flows from operating activities which have been offset by equity and debt financings. The Company plans to expand its audio publishing, television production and television distribution activities and it may continue to experience negative cash flows from operating activities. In such circumstances, the Company will be required to fund at least a portion of production and distribution costs, pending receipt of anticipated future revenues, from working capital, from additional debt or equity financings from outside sources, or from other financing arrangements. There is no assurance that the Company will be able to obtain such financing or that such financing, if available, will be on terms satisfactory to the Company. The Company is subject to restrictions in its current financing arrangements that may restrict or preclude the Company's ability to obtain additional financing.

        To the extent the Company obtains financing through sales of equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition or otherwise, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness.

        The Company's television and film production activities can affect its capital needs in that the revenues from the initial licensing of television programming or films may be less than the associated production costs. The ability of the Company to cover the production costs of particular programming or films is dependent upon the availability, timing and amount of fees obtained from distributors and other third parties, including revenues from foreign or ancillary markets where available. In any event, the Company from time to time is required to fund at least a portion of its production costs, pending receipt of film revenues, out of its working capital or financing facilities.

        In order to obtain rights to certain properties for the Company's publishing and film operations, the Company may be required to make advance cash payments to sources of such properties, including book authors and publishers. While the Company generally attempts to minimize the magnitude of such payments and to obtain advance commitments to offset such payments, the Company is not always able to do so.

RETURNS AND REMAINDER SALES IN THE PUBLISHING INDUSTRY -- POTENTIAL EFFECT ON RESULTS OF OPERATION AND FINANCIAL CONDITION.

        In accordance with industry practice, substantially all of the Company's sales of audio and printed book products are and will continue to be subject to potential return by distributors and retailers if not resold to the public. Historically, the Company has experienced significant returns and there is no assurance that the Company will not experience returns of its audio and printed book products in excess of its historical returns, which in certain cases have been substantial. Although the Company makes allowances and reserves for returned products, significant increases in return rates could materially and adversely impact the Company's results of operations or financial condition. In addition, the Company from time to time makes price concessions or allowances or grants credits to distributors or retailers in order to minimize returns, and such concessions and allowances may adversely affect the Company's operating results. Certain of the Company's revenues are derived from sales at discount prices of excess inventory of books, including returned book products, effected through warehouse, outlet and other stores ("remainder sales"). Revenues from remainder sales typically have not exceeded the Company's per-unit costs. The availability of remainder product at discount prices also may have the effect of reducing sales of full-price books, and, therefore, could adversely affect the Company's results of operation and financial condition.

POTENTIAL FOR LIABILITY CLAIMS.

        The nature of the Company's publishing business entails the risk of liability claims, which may be heightened because of the controversial nature of certain of its publications. The Company maintains liability insurance which it believes is adequate to protect its assets. However, there is no assurance that claims will not be asserted in the future, or that any damages assessed against the Company for existing and future claims will not exceed the limits of available insurance coverage or that adequate insurance, on terms the Company believes are commercially reasonable, will continue to be available. In addition, the potential negative publicity that could arise from a liability claim could have a material adverse effect on the Company, even if the Company were ultimately to prevail in the defense of the claim.

DEPENDENCE ON CERTAIN OUTLETS.

        With respect to publishing, the level of the Company's sales of books through major outlets, such as Ingram and Barnes & Noble/B. Dalton, depends significantly on shelf space allocated to such products. There is no assurance that the Company will be able to maintain current levels of shelf space or distribution in such chains or in other distribution outlets or that alternative distribution channels will be available in the future. Loss of any of these retail outlets as a distribution channel or loss of a significant amount of shelf space would have a material adverse effect on the Company's results of operation and financial condition. Similarly, with respect to television product, there is no assurance that the Company will be able to distribute its television product to television outlets to which it has distributed in the past or that alternate outlets will be available in the future. Loss of any of these or television outlets or retail outlets as a distribution channel or loss of a significant amount of shelf space would have a material adverse effect on the Company's results of operation and financial condition.

COMPETITION.

        Competition is intense within the publishing, television and motion picture industries and between each of these industries and other entertainment media. Many major publishing houses have established operations and the Company anticipates increased competition in the future from major record companies. The cost of obtaining publishing rights from popular authors is escalating and, in many cases, obtaining such rights is beyond the Company's capital resources. The Company expects this trend to continue. As a result, it may become more difficult to acquire rights to "blockbuster" works by authors with past successes. Such ability may limit the opportunities available to the Company to publish in audio format the works of such authors. In addition, increased competition within the publishing industry could result in greater price competition in the sale of books. Reductions in prices of books, as a result of competition or otherwise, would adversely affect the Company's results of operations and financial condition.

        In addition, the Company is in competition with major television companies and film studios as well as with numerous smaller companies for the services of performing artists, other creative and technical personnel and creative material.

        Many of the entities against which the Company competes have substantially greater financial, personnel, technological, marketing, managerial and other resources than the Company and have well established reputations in the publishing, television and film industries. There is no assurance that the Company will continue to successfully compete.

VARIABILITY OF QUARTERLY RESULTS.

        The Company's operating revenues, cash flow and net earnings (losses) historically have fluctuated significantly from quarter to quarter, depending in large part on the delivery or availability dates of its programs and product and the amount of related costs incurred and amortized in the period. For example, the demand for audio books is seasonal, with the majority of shipments taking place in the third and fourth quarters of the year. Therefore, year-to-year comparisons of quarterly results may not be meaningful and quarterly results during the course of a fiscal year may not be indicative of results that may be expected for the entire fiscal year. Such fluctuations may adversely affect the market price of the Company's Common Stock.

NATURE OF ACCOUNTING PRINCIPLES APPLICABLE TO THE PUBLISHING AND ENTERTAINMENT INDUSTRIES.

        The Company recognizes revenues from the sale of audio and printed books, including the licensing of audio and printed book rights to third parties, net of estimated returns and allowances, upon shipment of the product or upon availability of the rights pursuant to the Company's licensing arrangements. To allow for returns, the Company establishes a reserve against revenues from audio and printed book sales, the magnitude of which is based on management's estimate of returns. The Company's future reported revenues will be negatively impacted if the Company's actual return experience exceeds its established reserves. There is no assurance that the Company's actual return experience will not exceed its reserves.

        Audio and printed book inventory is valued at the lower of cost or market using estimated average cost, determined using the first-in, first-out method. If the Company's reserves for excess inventory are not adequate at any time, the Company will be required, under generally accepted accounting principles, to write down audio and printed book inventory, which will increase cost of sales. Any such write-downs would have an adverse impact on the Company's operating results. Excess inventory may arise as a result of, among other things, customer returns. The extent of any write-downs will depend on, among other things, the quantity of actual returns received and the level of production and sales activity and the state and the state and volatility of the remainder market. The Company establishes reserves against such write-downs based on past experience with similar products. There is no assurance that the Company's reserve for excess inventory at any time will be adequate and that additional write-downs will not be necessary.

        Film costs, which include development, production and acquisition costs of television programming and feature films, are capitalized and amortized, and participations and royalties are accrued, in accordance with the individual film forecast method in the proportion that current quarter's revenue bears to the estimated total revenues from all sources. These costs are stated at the lower of unamortized costs or estimated realizable value on an individual film basis. Revenue forecasts for films are periodically reviewed by management, and the Company's results of operations may be adversely affected as a result of a write-down of carrying value of particular films in the event management's estimate of ultimate revenues is materially decreased. There is no assurance that the Company will not incur write-downs in the future in respect of its film and television operations such write-downs would have an adverse impact on operating results.

KEY PERSONNEL.

        The Company may be dependent on the continued services of Ronald M. Ziskin, President of NewStar Television, who has an employment agreement ending in December 2000. As the Company grows, it will need to hire additional qualified personnel. Competition for such personnel is intense, and the loss of key employees or inability to hire and retain additional qualified personnel would have a material adverse effect on the Company. In addition, the success of the Company's audio and printed books is in large part dependent upon the individuals with whom the Company contracts as readers and authors. The Company does not have long-term contractual arrangements with its readers and authors, and specific individuals may not be available with respect to particular projects.

CONTROL BY MANAGEMENT.

        As of March 31, 1998, Media Equities International, LLC ("MEI") (the beneficial owners of which are Terrence A. Elkes, Kenneth F. Gorman, Bruce Maggin and John T. Healy (all of whom are directors of the Company) and Ronald Lightstone (the President and Chief Executive Officer of, and a director of, the Company)), beneficially owned, in the aggregate, approximately 6,718,000 shares (52.6%) of the Common Stock (including 6,218,000 shares subject to outstanding warrants (which do not have voting rights until they are exercised) and shares issuable upon conversion of the Company's Preferred Stock (which currently have voting rights)). Accordingly, MEI will continue to be in a position to exercise significant control over the general affairs of the Company, including the ability to elect directors, increase the authorized capital of the Company, dissolve, merge, or sell the assets of the Company and generally direct the affairs of the Company.

ABSENCE OF DIVIDENDS.

        No dividends have been paid on the Common Stock to date, and the Company does not anticipate paying dividends on the Common Stock in the foreseeable future. In addition, the ability of the Company to pay cash dividends on the Common Stock is restricted by the Company's working capital credit facility.

AUTHORIZATION OF PREFERRED STOCK.

        The Company's Articles of Incorporation authorize the issuance of up to 2,000,000 shares of preferred stock with the designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights preferential to the rights of the shareholders of the Common Stock. The Board of Directors has designated 214,113 shares as Series A Preferred Stock, 5,000 shares as Series B Preferred Stock, 5,000 shares as Series C Preferred Stock, 400,000 shares of Series D Preferred Stock and 1,500 shares as Series E Preferred Stock. In the event of additional issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company.

OUTSTANDING OPTIONS AND WARRANTS.

        As of March 31, 1998, there were outstanding options granted under the Company's Stock Incentive Plan to purchase an aggregate of 89,000 shares of Common Stock, at exercise prices ranging from $2.50 to $6.00 per share, other options and warrants to purchase an aggregate of 5,495,513 shares of Common Stock at exercise prices ranging from $.01 to $12.00 per share, 4,000 shares of Series B Preferred Stock which are convertible into an aggregate of 2,000,000 shares of Common Stock, 1,920 shares of Series C Preferred Stock which are convertible into an aggregate of 960,000 shares of Common Stock and 214,113 shares of Series D Preferred Stock which is convertible into an aggregate of 258,000 shares of Common Stock. There are also 1,419 shares of Series E Preferred Stock held in escrow which are convertible into Common Stock only upon release from escrow and 81 shares of Series E Preferred Stock which have been released from escrow. To the extent that outstanding options or warrants are exercised or shares of preferred stock are converted, the interests of the Company's shareholders immediately prior to such exercise or conversion will be diluted.

NO ASSURANCE AS TO LIQUIDITY ON THE NASDAQ SMALLCAP MARKET.

        Although the Common Stock currently trades on the Nasdaq SmallCap Market, there is no assurance that the Common Stock will continue to be traded on such market. On April 23, 1998, the Nasdaq Stock Market, Inc. ("NASDAQ") informed the Company that NASDAQ had determined that the Company was not in compliance with new net tangible assets/market capitalization/net income requirements pursuant to NASD Marketplace Rule 4310(c)(2). On May 14, 1998, the Company filed a plan to regain compliance with the NASDAQ requirements. On June 9, 1998, NASDAQ rejected the plan and determined that the Company's common stock would be delisted at the close of business on Thursday, June 18, 1998. The Company has appealed this decision, which will stay the delisting pending an oral hearing, which hearing has been set for August 6, 1998. Although the Company believes that it can come into compliance with the continued listing requirements in a reasonable period of time, there can be no assurance that its oral hearing or any appeal therefrom will be successful or that the Company's common stock will remain listed on the NASDAQ SmallCap Market. If the Company's common stock is delisted, it would likely be more difficult to buy or sell the Company's common stock or to obtain timely and accurate quotations to buy or sell. In addition, the delisting process could result in a decline in the trading market for the Company's common stock which could potentially depress the Company's stock price, among other consequences. In the event that the Company's appeal is successful, there is no assurance that at any time thereafter, the Company will be able to satisfy all of the conditions for continued listing on the Nasdaq SmallCap Market.

LEGAL PROCEEDINGS AND CLAIMS.

        In August 1993, the trial court confirmed an arbitration award in favor of the Company, Michael Viner and Jerry Leider and against Steven Stern and Sharmhill Productions in the approximate amount of $4.5 million (plus interest accruing thereon from September 1992 and attorney's fees) relating to the film "Morning Glory." In March 1995, defendants appealed the judgment to the California Court of Appeals. In June 1995, the Court of Appeals affirmed the judgment, and that judgment is now final. In a related matter, the Company sought to restore certain fraudulent conveyances that Mr. Stern had made. In August 1995, Mr. Stern filed for bankruptcy protection. The United States Trustee is pursuing the fraudulent conveyance action on behalf of the bankruptcy estate, of which the Company comprises approximately 80%, and the Company, Mr. Viner and Mr. Leider are separately pursuing their own adversary proceeding for conspiracy against Mr. Stern and others in the bankruptcy case. The Company is also objecting to Mr. Stern's discharge in bankruptcy. There is no assurance that the Company will ultimately prevail, or as to if, when or in what amount the Company will be able to recover the amount of the original judgment in its favor.

        In February 1993, Mr. Stern filed a complaint against the Company, Mr. Viner and Mr. Leider entitled Steven A. Stern and Steven A. Stern as assignee of the claims of Sharmhill Productions (B.C.), Inc., a bankrupt company v. Dove Audio, Inc. et al. (British Columbia Supreme Court, Vancouver Registry No. C930935) (the "Canadian Stern Action") claiming that he had been fraudulently induced to enter into the agreement underlying the arbitration award and seeking as damages the amount of the judgment. The Company believes that it has good and meritorious defenses to the Canadian Stern Action. Nevertheless, there is no assurance that the Company will prevail in the Canadian Stern Action.

        In February 1996, the Company was served with a complaint in an action entitled Robert H. Tourtelot v. Dove Audio, Inc. etc. et al. (Los Angeles Superior Court Case No. SC040739) (the "Tourtelot Action"). Mr. Tourtelot seeks in excess of a million dollars in damages claiming that he had an oral agreement with the Company to write a book that the Company would publish, and that information he provided to the Company was used in another book published by the Company, "Legacy of Deception." Mr. Tourtelot alleged causes of action for breach of oral contract, fraud, suppression of fact, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, infringement of common law copyright, conversion, conspiracy and accounting. The Company successfully removed the action to the United States District Court for the Central District of California, and successfully moved to have the claims for infringement of common law copyright, breach of fiduciary duty, conversion, conspiracy and accounting dismissed. The Tourtelot Action was then remanded to the Los Angeles Superior Court, which has permitted Mr. Tourtelot to pursue claims for breach of oral contract, fraud, suppression of fact, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, conversion, conspiracy and quantum meruit. While the Company believes that it has good and meritorious defenses to the Tourtelot Action, there is no assurance that the Company will prevail in the Tourtelot Action.

        In March 1996, the Company was served with a complaint in an action entitled Alexandra D. Datig v. Dove Audio, et al. (Los Angeles Superior Court Case No. BC145501) (the "Datig Action"). The Datig Action was brought by a contributor to, and relates to, the book "You'll Never Make Love In This Town Again." The Datig complaint sought in excess of a million dollars in monetary damages. In October 1996, the Company obtained a judgment of dismissal of the entire Datig Action, which judgment also awarded the Company its attorney's fees and costs in defending the matter. Thereafter, the Company sued Ms. Datig for malicious prosecution. Ms. Datig, however, has appealed the judgment. While the Company believes that it will prevail on the appeal, there is no assurance that the Company will in fact be successful on appeal.

        In July 1996, the Company was served with a complaint in an action entitled Terrie Maxine Frankle and Jennie Louise Frankle v. Dove Audio (U.S. District Court, Central District of California Case No. 96-4073 RSWL) (the "Frankle Action"). The Frankles claim to be the authors of "You'll Never Make Love In This Town Again," and have alleged claims for copyright infringement and fraud. The Frankles' application for a preliminary injunction was denied because they could not demonstrate a likelihood of success on the merits of their claims. The Company believes that it has good and meritorious defenses and counterclaims against the Frankles. Nevertheless, there is no assurance that the Company will prevail.

        In June 1997, the Company was served with a complaint in an action entitled Michael Bass v. Penguin USA Inc., et al. (New York Superior Court Case No. 97-111143) (the "Bass Action"). The complaint alleges among other things that the contribution of Liza Greer (one of the authors) to the book "You'll Never Make Love In This Town Again" defames Mr. Bass and violates his rights of publicity under New York statutes. The complaint seeks damages of $70,000,000 for defamation and $20,000,000 for violation of the New York right of publicity statutes and an injunction taking the book out of circulation and prohibiting the use of Mr. Bass' name.. As a result of the Bass Action, the Company brought a cross-complaint against Ms. Greer. The Bass Action was dismissed with prejudice on July 6, 1998. However, there is no assurance that the plaintiffs thereunder will not appeal the dismissal, or in the event of such an appeal, that the Company will prevail.

        In July 1997, Michael Viner and Deborah Raffin Viner (the "Former Principals") commenced an arbitration against the Company. In their arbitration demand, the Former Principals claimed that they were owed in excess of $1 million by the Company relating to the motion picture entitled "Morning Glory". The Former Principals claimed that they were also entitled to the repayment of certain deferred amounts for producing and acting services rendered by them in connection with "Morning Glory" and to 50% of the profits. They claimed that a former director of the Company, Gerald Leider, is entitled to the other 50% of the profits. The Former Principals also asserted that from any recovery of a judgment confirming an arbitration award against Steven Stern and/or Sharmhill Productions relating to "Morning Glory" (the "Stern Judgment"), they are entitled to receive $1 million, as well as the deferred amounts and 50% of the profits. Present management believes it has good and sufficient defenses to the claims, including, but not limited to the Former Principals' waiver of their claims that any amounts are owed to them as debt, as profit participation or as deferred compensation and that the Company has not yet recouped its investment in the Picture. The Company also asked the arbitrator to determine that the Former Principals are not entitled to any moneys or rights with respect to "Morning Glory", including from the proceeds of the Stern Judgment. On June 17, 1998, the arbitrator issued an order in which he ruled that the Former Principals were not entitled to repayment of such deferred amounts, to any percentage of the profits or to the $1,000,000 claimed by the Former Principals. The arbitrator also ruled that the Former Principals were not entitled to any proceeds from the Stern Judgment. The Former Principals requested that the arbitrator reconsider his ruling. The arbitrator determined on July 15, 1998 that there was no basis for reconsideration. The Company is not aware of any appeal by the Former Principals. In the event of such an appeal, there is no assurance that the Company will prevail.

        In August 1997, the Former Principals commenced an arbitration against the Company seeking specific performance of, and alleging breach of, a termination agreement to which they and the Company are a party (the "Termination Agreement"), and claiming damages in excess of $165,000 and additional reimbursements allegedly due for other items. The Company believed that, with the exception of certain immaterial amounts which it expected to pay, it had good and meritorious defenses to the claims by the Former Principals and it filed its own claims against the Former Principals. On July 17, 1998, the arbitrator ruled in favor of the Company on some issues and in favor of the Former Principals on other issues, resulting in a net recovery by the Former Principals of approximately $30,000. The arbitrator also confirmed an earlier ruling that a provision of the Termination Agreement prohibiting the Former Principals from competing with the Company in the audio book business for a period of four years from June 10, 1997 is valid and enforceable, and enjoined and restrained the Former Principals from engaging in the audio book business during that period. There is no assurance that the Former Principals will not appeal, or in the event of such an appeal that the Company will prevail.

        A settlement has been reached in the securities class action lawsuits pending against the Company and two former officers and directors and a Stipulation of Settlement was filed with the Los Angeles Superior Court in July 1998. The settlement has received preliminary court approval and is conditioned on certain contingencies and final court approval following notice to be provided to the plaintiff classes. Under the terms of the Stipulation of Settlement, all of the pending class actions will be dismissed and a settlement fund of $3.75 million will be created for the members of the proposed classes. The Stipulation of Settlement provides that the settlement does not constitute an admission of liability by the Company or any other party with respect to the matters alleged in the class actions. The full amount of the settlement and associated legal costs incurred by the Company to date have either been previously reserved for or covered by the Company's insurance carriers. The pending class actions consisted of three separate cases, Alan Fields v. Dove Entertainment, Inc., et al. (Los Angeles Superior Court No. BC174659), Global Asset Allocation Consultants, L.L.C. v. Dove Entertainment, Inc., et al. (United States District Court for the Central District of California Civil Action No. 97-6253-WDK) and George, et al. v. Dove Entertainment, Inc. et al. (United States District Court for the Central District of California Civil Action No. 97-7482-R). Although the Company anticipates that the settlement will receive final court approval, there is no assurance that the settlement will receive final court approval or that members of the plaintiff classes will not opt out of the settlement and pursue their own actions.

        In December of 1997, the Company was served with a complaint in an action entitled Gerald J. Leider V. Dove Entertainment, Inc., f.k.a. Dove Audio, Inc. (Los Angeles Superior Court Case No. BC 183056). Mr. Leider is a former Chairman of the Board and consultant to the Company and has sought damages of approximately $287,000 for breach of contract and $60,000 for unpaid consulting fees. Mr. Leider also is seeking a declaration that the Company must comply with certain purported stock option agreements and for an order for inspection and copying of certain records of the Company and an award of expenses related thereto. On April 21, 1998, Mr. Leider obtained a writ of attachment for approximately $287,000 in respect of his claims, for which the Company has substituted an undertaking for the amount of attachment. Although the Company believes that it has good and meritorious defenses and setoffs to such action, there is no assurance that the Company will prevail in such action. The Company has filed a separate complaint against Mr. Leider for breach of fiduciary duty, fraud and breach of covenant of good faith and fair dealing asserting that Mr. Leider entered into purported agreements with the Company that were unfair to the Company, were not disclosed to the Board or the Company's shareholders and were never approved by the Board or the Company's shareholders.

        The Company has filed an appeal in the action entitled Greer v. Dove (Los Angeles Superior Court Case No. BC 160871) (the "Greer Action"). In order to file the appeal, the Company was required to post a bond in the amount of approximately $179,000 (i.e., 150% of the judgment amount). There is no assurance that the Company will prevail in such appeal.

        In June 1998, the Company was served with a complaint filed in Los Angeles Superior Court (Case No. BC193089) entitled Liza Greer v. NewStar Media, Inc. for breach of contract, breach of fiduciary duty, breach of agreement, breach of the implied covenant of good faith and fair dealing and fraud, in connection with the book "You'll Never Make Love in this Town Again" and circumstances relating to the Greer Action. Ms. Greer claims, among other things, that she has suffered damages in excess of $1,000,000. The Company believes it has good and meritorious defenses to the action. Nevertheless, there is no assurance that the Company will prevail.

        In addition to the above claims, the Company is a party to various other routine legal proceedings and claims incidental to its business.

        There can be no assurance that the ultimate outcome of these matters will be resolved in favor of the Company. In addition, even if the ultimate outcome is resolved in favor of the Company, involvement in any litigation or claims could entail considerable cost to the Company and the diversion of the attention of management, either of which could have a material adverse effect on the business of the Company.

                                 USE OF PROCEEDS

        The Company will receive no proceeds from the sale of the Shares pursuant to this Prospectus.

                              SELLING SHAREHOLDERS

        The following table sets forth the Selling Shareholders and certain information as of March 31, 1998. It is unknown if, when, or in what amounts a Selling Shareholder may offer Shares for sale. None of the Selling Shareholders has held any position or office or held any other material relationship with the Company or any of its affiliates within the past three years, other than Michael Viner and Deborah Raffin. Mr. Viner is the former President and Chief Executive Officer and a former director of the Company and Ms. Raffin is a former vice president and director of the Company.

        There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby or any Preferred Stock will be converted or that any Shares issued upon conversion of the Preferred Stock, if any, will be sold by any of the Selling Shareholders. To the extent required, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

        The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Shareholder is first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. Although the Company will use its best efforts to maintain this Prospectus in effect for up to three years, there is no assurance that such will be the case. Since a Selling Shareholder may be liable if he sells Shares when this Prospectus is not in effect, the Company requires each Selling Shareholder to contact it to confirm that this Prospectus is then in effect prior to any sale of Shares. The Selling Shareholders expect to sell the Shares at prices then attainable, less ordinary brokers commissions and dealers' discounts as applicable.

        The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Shares offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Act shall not be deemed an admission by the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Act of any Shares offered under this Prospectus.



                            SELLING SHAREHOLDER LIST

                                        BENEFICIAL OWNERSHIP OF
                                             COMMON STOCK

SELLING SHAREHOLDER                         BEFORE OFFERING(1)         OFFERED
John Tinker                                    325,000                 125,000

Michael Yagemann                               300,000                 125,000

Michael Viner and Deborah Raffin                10,000                 200,000(2)


(1) Represents the amount of shares disclosed by such Selling Shareholder to the Company as being owned by such Selling Shareholder. With respect to Messrs. Tinker and Yagemann, includes the 125,000 shares being registered hereunder by each such Selling Shareholder. With respect to Michael Viner and Deborah Raffin, the amount shown does not include the shares being registered hereunder.

(2) Represents shares issuable upon conversion of the 81 shares of Series E Preferred Stock released from escrow and a portion of the Series E Preferred Stock currently held in escrow. The Series E Preferred Stock is registered jointly in Michael Viner's and Deborah Raffin's names.

                              PLAN OF DISTRIBUTION

        This Prospectus covers up to 450,000 shares of the Company's Common Stock. All of the Shares offered hereby are being sold by the Selling Shareholders. The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders. The Company will not receive any proceeds from the conversion of the Series E Preferred Stock into Common Stock.

        The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Shares offered hereby from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the Shares commissioned by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders will pay any transaction costs associated with effecting any sales that occur.

        If any Selling Shareholder sells his, her or its Shares, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Shares held by a Selling Shareholder, to the extent required, the number of Shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The Company is under no obligation to file a post-effective amendment to the registration statement of which this Prospectus is a part under such circumstances.

        The Selling Shareholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, some of the Selling Shareholders are not restricted as to the number of Shares that may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent for the Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

                                     EXPERTS

        The consolidated financial statements of NewStar Media Inc. as of December 31, 1997 and for the years ended December 31, 1997 and 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The Company engaged KPMG Peat Marwick LLP as its principal accountants as of September 18, 1995.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Companies by-laws, as amended provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actionably and reasonably incurred by such person in connection with the defense of settlement of such action if such person acted in good faith and in a manner he or she believed to be in the best interest of the corporation and its shareholders, except that no such indemnification will be made (a) in respect of any claim, issue or matter as to which such persons will have been adjudged to be liable to the Company in the performance of such person's duty to the Company and its shareholders, unless, an only to the extent that, the court in which such proceeding is or was pending determines that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses, (b) of amounts paid in settling or otherwise disposing of a pending action without court approval, or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. For these purposes, "Agent" means any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was serving as a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. "Proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.

        The rights to indemnification provided by the Bylaws are not exclusive of any other right which any person may have or acquire under a statute, bylaw, agreement, vote of shareholders or of disinterested directors or otherwise.

Except to the extent set forth above, there is no article, provision, bylaw, contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which may be incurred in such capacity.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER TO SELL OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               NEWSTAR MEDIA INC.
                                 450,000 SHARES
                                  COMMON STOCK

                                   PROSPECTUS

                                JULY [____], 1998





                                TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION...................................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................2

THE COMPANY.............................................................................3

RISK FACTORS............................................................................4

USE OF PROCEEDS........................................................................12

SELLING SHAREHOLDERS...................................................................12

PLAN OF DISTRIBUTION.....................................................................

EXPERTS................................................................................14

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION

        The following table sets forth costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee                         $   221.00

Legal fees and expenses                      $ 5,000.00

Accounting fees and expenses                 $ 3,000.00

Transfer agent and registrar fees            $ 1,000.00

Miscellaneous                                $ 5,000.00

Total                                        $14,221.00

        None of the expenses of issuance and distribution of the Shares is to be borne by the Selling Shareholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Companies by-laws, as amended provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actionably and reasonably incurred by such person in connection with the defense of settlement of such action if such person acted in good faith and in a manner he or she believed to be in the best interest of the corporation and its shareholders, except that no such indemnification will be made (a) in respect of any claim, issue or matter as to which such persons will have been adjudged to be liable to the Company in the performance of such person's duty to the Company and its shareholders, unless, an only to the extent that, the court in which such proceeding is or was pending determines that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses, (b) of amounts paid in settling or otherwise disposing of a pending action without court approval, or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. For these purposes, "Agent" means any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was serving as a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. "Proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.

        The rights to indemnification provided by the Bylaws are not exclusive of any other right which any person may have or acquire under a statute, bylaw, agreement, vote of shareholders or of disinterested directors or otherwise.

Except to the extent set forth above, there is no article, provision, bylaw, contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which may be incurred in such capacity.


ITEM 16. EXHIBITS

        EXHIBIT NO.   DESCRIPTION
        -------------------------
        4.1           Specimen common stock certificate of the Company (filed as
                      Exhibit 4.1 to Amendment No. 2 to the IPO Registration
                      Statement filed with the Commission on November 29, 1994)

        23.1          Consent of KPMG Peat Marwick LLP

        24            Power of Attorney contained on page II-4 hereto

ITEM 17. UNDERTAKINGS

        (a)  The undersigned Registrant hereby undertakes to:

             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) The undersigned Registrant hereby undertakes that:

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                     II-2-

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, July __, 1998.

                                            NEWSTAR MEDIA INC.

                                            By:    /s/ RONALD LIGHTSTONE
                                            -----------------------------
                                            Ronald Lightstone, President
                                            and Chief Executive Officer



                                     II-3-

POWER OF ATTORNEY

        The Company and each person whose signature appears below constitutes and appoints Ronald Lightstone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign and file
(i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and all other documents in connection therewith, and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


SIGNATURE                             TITLE                                DATE

/s/ RONALD LIGHTSTONE                                                      July __, 1998

Ronald Lightstone                     President, Chief Executive Officer
                                      and Director


/s/ NEIL TOPHAM                                                            July __, 1998

Neil Topham                           Chief Financial Officer (principal
                                      accounting officer)


/s/ TERRENCE ELKES                                                         July __, 1998

Terrence Elkes                        Director


/s/ KEN GORMAN                                                             July __, 1998

Ken Gorman                            Director


/s/JACK HEALY                                                              July __, 1998

Jack Healy                            Director


/s/ LEE MASTERS                                                            July __, 1998

Lee Masters                           Director


/s/ BRUCE MAGGIN                                                           July __, 1998

Bruce Maggin                          Director


/s/ STEVE MAYER                                                            July __, 1998

Steve Mayer                           Director



                                     II-4-